NINTH AMENDMENT TO

PURCHASE AND SALE AGREEMENT

THIS NINTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Ninth Amendment”) is made and entered into as of March 2, 2007 by and between GREIT–ONE WORLD TRADE CENTER, L.P., a California limited partnership (“Seller”), and LEGACY PARTNERS REALTY FUND II, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A. Seller and Buyer have entered into that certain Purchase and Sale Agreement dated as of August 17, 2006, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of September 21, 2006, that certain Second Amendment to Purchase and Sale Agreement dated as of January 5, 2007 and that certain Third Amendment to Purchase and Sale Agreement dated as of January 19, 2007, that certain Fourth Amendment to Purchase and Sale Agreement dated as of January 26, 2007, that certain Fifth Amendment to Purchase and Sale Agreement dated as of January 31, 2007, that certain Sixth Amendment to Purchase and Sale Agreement dated as of February 15, 2007, that certain Seventh Amendment to Purchase and Sale Agreement dated as of February 22, 2007 and that certain Eighth Amendment to Purchase and Sale Agreement dated as of February 28, 2007 (as amended, the “Purchase Agreement”), with respect to that certain real property commonly known as One World Trade Center, located in the County of Los Angeles, State of California, and more particularly described in the Purchase Agreement.

B. The parties hereto desire to amend the Purchase Agreement to confirm certain matters as set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

1. Defined Terms. Initially capitalized terms used in this Ninth Amendment and not otherwise defined in this Ninth Amendment shall have the meanings provided for such terms in the Purchase Agreement.

2. Purchase Price Reduction. The Purchase Price set forth in Section 2 of the Purchase Agreement is hereby reduced by the sum of One Million One Hundred Thousand Dollars ($1,100,000) to One Hundred Forty Eight Million Nine Hundred Thousand Dollars ($148,900,000).

3. Installation of Filtration System; Closing. It is acknowledged that prior to the date hereof Seller has entered into that certain Short Form Construction Contract dated January 19, 2007 by and between Seller and Integral Engineering Services, Inc., as amended by that certain Revision #1 dated February 21, 2007 (as amended, the “Filtration System Contract”) regarding the installation of a certain water treatment and filtration system (“Filtration System”) that is required to be installed at the Property to comply with the National Pollutant Discharge Elimination System and Waste Discharge Elimination System (NPDES) Permit (the “Permit”) issued by the California Regional Water Quality Control Board (“Water Board”). Seller and Buyer hereby agree that, in addition to the conditions to Closing set forth in the Purchase Agreement, it shall be a condition to Closing that (i) the installation of the Filtration System shall be complete; (ii) two (2) rounds of effluent sampling in compliance with the Permit shall have been collected and analyzed in compliance with the Water Board’s Monitoring and Reporting Program No. CI-9201 (contained within the Permit); and (iii) two (2) rounds of influent sampling shall have been collected and analyzed and delivered to Buyer (collectively, the “Water Discharge Condition”). Seller agrees to keep Buyer fully informed regarding the schedule for installation of the Filtration System, and shall provide Buyer with no less than 48 hours prior notice of the scheduled time for taking the necessary samples to comply with the terms of the Permit and reasonable prior notice of the submission of the samples to the Water Board. For purposes of determining whether the installation is complete, or that a given sampling complies with the Permit, Seller shall seek (in each instance) to obtain the verbal confirmation of the same from a representative of the Water Board (each, a “Water Board Approval”). Seller shall provide Buyer with 24 hours’ prior notice and an opportunity to listen to the conversation in which Seller seeks each Water Board Approval. In the event that Seller is unable to secure any Water Board Approval within three (3) business days after the installation of the Filtration System or after a round of sampling (as applicable), and if Buyer and Seller cannot reach agreement that the Water Discharge Condition has been satisfied, Buyer and Seller shall select a third party consultant, mutually acceptable to both Buyer and Seller, each in its reasonable discretion (the “Independent Consultant”) to make a determination as to the Water Discharge Condition. The cost for the Independent Consultant’s services shall be split equally between Buyer and Seller. If the Independent Consultant determines that the installation is complete and that two rounds of samples comply with the terms of the Permit, the Water Discharge Condition shall be conclusively deemed to be satisfied. Seller and Buyer will endeavor to satisfy all Closing conditions in the Purchase Agreement (as amended hereby) to accommodate a Closing by March 14, 2007, or as may otherwise be agreed by the parties. Notwithstanding anything to the contrary in Section 7.2.1 of the Purchase Agreement, Seller and Buyer agree that the outside date for Closing shall be extended to March 28, 2007.

4. Modification of Property Approval and Release Conditions. In light of the foregoing, it is understood and agreed that Buyer shall not assume or be liable at Closing for any matters arising out of or resulting from the need for the Permit or the discharge of groundwater from the Property prior to Closing (collectively, the “Pre-Closing Groundwater Matters”), including, without limitation, any fines, penalties, assessments, enforcement actions or other claims relating to the operation of the Property prior to Closing, all of which shall remain the responsibility of Seller. Accordingly, it is understood and agreed that the terms of Section 8.2 of the Purchase Agreement is hereby expressly amended to delete therefrom any indemnity or release by Buyer relating to the Pre-Closing Groundwater Matters, or any agreement to hold Seller free or harmless from or against any claims, liabilities, causes of action or other fines, penalties or enforcement remedies arising out of or resulting from the Pre-Closing Groundwater Matters prior to Closing. The foregoing is expressly understood and agreed to be a carve out and limitation on the terms of Section 8.2 of the Purchase Agreement with respect to the Pre-Closing Groundwater Matters prior to Closing, but such provisions shall otherwise remain in full force and effect as to matters unrelated to the Pre-Closing Groundwater Matters.

Similarly, it is understood and agreed that Seller shall not assume or be liable after Closing for any matters arising out of or resulting from the need for the Permit or the discharge of groundwater from the Property after Closing (collectively, the “Post-Closing Groundwater Matters”), including, without limitation, any fines, penalties, assessments, enforcement actions or other claims relating to the operation of the Property after Closing, all of which shall be the responsibility of Buyer. Furthermore, Buyer agrees and acknowledges that the reduction in Purchase Price set forth in this Ninth Amendment is intended as full compensation for (a) all ongoing costs of replacing and repairing the Filtration System, (b) all ongoing monitoring and sampling, analytical testing, reporting, labor, service and permit fees arising post-closing (it being agreed that Seller will pay any fees or costs relating to the testing and sampling referenced above as a condition to Closing, and will pay any transfer fees relating to the transfer of the Permit to Buyer); (c) any impact the Post-Closing Groundwater Matters or Pre-Closing Groundwater Matters may have on the value of the Property; and (d) the risk of losses or liabilities arising directly or indirectly from the Post-Closing Groundwater Matters, including without limitation, any enforcement actions and penalties relating to Post-Closing Groundwater Matters. Buyer agrees that all representations made by Seller in the Purchase Agreement are deemed to be updated to include all matters of which Buyer is aware as of the date of this Ninth Amendment and that no breach of a Seller representation or warranty of which Buyer is aware as of the date of this Ninth Amendment shall give rise to any right to terminate the Purchase Agreement, or give rise to any cause of action against Seller or affiliate of Seller after Closing.

Buyer and Seller agree to keep one another reasonably informed regarding all matters relating to the installation, operation and testing of the Filtration System and all communications delivered to or received from the Water Board, regarding the Permit or otherwise and this obligation shall survive Closing until December 31, 2007.

5. Estoppel Delivery Condition. Pursuant to Section 10.3.1 of the Purchase Agreement, it is hereby confirmed that Seller shall have obtained and delivered to Buyer estoppel certificates, in accordance with their respective Leases, from tenants representing seventy-five percent (75%) of the square feet which are leased and occupied by tenants as of the Effective Date of the Purchase Agreement, which shall include, at a minimum, estoppels from the Major Tenants identified in the Purchase Agreement (the “Major Tenants”). With respect to each of the Major Tenants, Seller shall obtain and deliver to Buyer estoppel certificates dated no more than forty-five (45) days prior to Closing which do not disclose material adverse matters; provided that Seller shall not be required to obtain an updated estoppel certificate from Apriso. With respect to those estoppel certificates which have been obtained from non-Major Tenants and accepted by Buyer, it is hereby confirmed that Seller will not be required to obtain updated estoppel certificates; provided Seller will use commercially reasonable efforts to obtain and deliver to Buyer estoppel certificates acceptable to Buyer and dated no more than forty five (45) days prior to Closing from the following non-Major Tenants: Citibank, Young Jun Choi and Morgan Stanley. Except as specifically set forth herein, all conditions to Closing, including, without limitation, those set forth in Section 10.3.1 of the Agreement, remain in full force and effect.

6. Miscellaneous. Except to the extent expressly modified by this Ninth Amendment, the Purchase Agreement remains in full force and effect. To the extent of any inconsistency between this Ninth Amendment and the Purchase Agreement, the terms and conditions of this Ninth Amendment shall control. This Ninth Amendment may be executed in multiple counterparts, all of which, taken together, shall constitute one document. This Ninth Amendment shall be deemed effective against a party upon receipt by the other party (or its counsel) of a counterpart executed by facsimile.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Ninth Amendment as of the date referenced above.

SELLER:

GREIT–ONE WORLD TRADE CENTER, L.P.,

a California limited partnership

	By: Its:	GREIT – One World Trade Center GP, LLC, a California limited liability company General Partner

By:G REIT, L.P., a Virginia limited partnership, Its:sole member

By:G REIT, Inc., a Maryland corporation, Its:General Partner

By:/s/ Andrea R. Biller

Name:Andrea R. Biller

Title: Executive Vice President

BUYER:

LEGACY PARTNERS REALTY FUND II, LLC,

a Delaware limited liability company

By:	Legacy Partners Investment Management Services, LLC

Its:	a Delaware limited liability company Managing Member

By: /s/ Robert F. Phipps

	Name:	Robert F. Phipps

	Title:	Vice President